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                                                                    Exhibit 7.7
                                                                    -----------


                   AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

         THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this "Amendment No. 1") is being entered into as of March 17, 1998, by and among Wang Laboratories, Inc., a Delaware corporation ("Wang"), Wang Nederland BV, a Netherlands corporation ("Wang Nederland" and together with Wang, the "Buyers"), Ing. C. Olivetti & C. S.p.A., an Italian corporation ("Olivetti"), Olivetti Sistemas e Servicios Limitada, a Brazilian corporation ("Olivetti Sistemas"), and Olivetti do Brasil S.A., a Brazilian corporation ("Olivetti Brazil" and together with Olivetti and Olivetti Sistemas, the "Sellers").

         The Buyers and the Sellers are parties to a Stock Purchase Agreement, dated as of February 28, 1998 (the "Agreement"), and desire to amend the Agreement.

         NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and the consummation of the transactions contemplated by the Agreement, the Buyers and the Sellers agree to amend the Agreement as follows (with capitalized terms used and not defined herein having their respective meanings ascribed to them in the Agreement):

         1. Cash Portion of the Purchase in U.S. Dollars. The Cash Portion of the Purchase Price shall be paid in U.S. Dollars at the exchange rate of U.S. $1.00 per 1,798.5 Italian lira. Accordingly, pursuant to Sections 2.1(b)(i) of the Agreement, Wang shall pay and deliver (or cause Wang Nederland or any subsidiary assigned of Wang permitted under Section 12.4 of the Agreement to pay and deliver) to Olivetti U.S. $68,612,732.83, of which (a) U.S. $16,680,567.14 shall be deposited in escrow in accordance with Section 3.4(a) of the Agreement,
(b) U.S. $39,588,546.01 shall be deposited in escrow pursuant to 6.5(b) of the Agreement and (c) U.S. $5,560,189.05 shall be paid and delivered to Olivetti Sistemas and Olivetti Brazil in exchange for the Olsy Brazil Shares.

         2. Olsy Germany. Olsy International shall not grant Olsy Germany an irrevocable revenue contribution in the amount of German DM 15,800,000 in connection with the recapitalization thereof as December 31, 1997.

         3. Italy Welfare Plans. Section 6.17(b) of the Agreement is hereby amended to read in its entirety as follows:

         "Olivetti hereby assumes all liabilities and obligations of Olsy and each Controlled Subsidiary in Italy to provide medical or other similar benefits after retirement or other termination of employment, to any individual who, as of the Closing Date, is an employee or former employee of Olsy or any Controlled Subsidiary in Italy, whether such




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         liabilities and obligations arise under the FASIDO, FSIO-SI, FSIO-SC,
         FADO AND CPIDO (collectively, the "Italian Plans"), under other similar plans or pursuant to collective bargaining or other written agreement with any labor organization, employee association or works council. In consideration of the foregoing, from and after the Closing Date, Olsy shall use its commercially reasonable best efforts to, and shall cause each Controlled Subsidiary in Italy to use its commercially reasonable best efforts to (i) apply to continue to be a contributing employer to the Italian Plans and (ii) if such application is accepted by the relevant bodies of the Italian Plans, continue to contribute to the Italian Plans."

         4. Certain Schedules to the Agreement. (a) Attached hereto are Schedules 3.2(d), 6.16(b), 6.16(c) and 6.27 to the Agreement which, respectively, supersede Schedules 3.2(d), 6.16(b), 6.16(c) and 6.27 attached to the Agreement at signing.

         (b) In connection with the change of Schedule 6.16(b) of the Agreement effected by Section 4(a) of this Amendment No. 1, (i) for avoidance of doubt the term "Customer Bond" means only those bid, performance, advance payment or residual bonds listed on Schedule 6.16(b) to the Agreement attached hereto denoted with a "C" which satisfy the criteria in clauses (i) and (ii) of the first sentence of Section 6.16(b) of the Agreement and (ii) the last sentence of
Section 6.16(b) of the Agreement is hereby amended to read in its entirety as follows:

         "Olivetti hereby waives all rights of subrogation or similar rights, whether arising under law or contract (including, without limitation, any counter guarantee given by Olsy, Olsy Japan, Olsy Brazil or any Controlled Subsidiary to Olivetti), with respect to all bid, performance, advance payment or residual bonds issued by Olivetti with respect to the Business, Olsy, Olsy Japan, Olsy Brazil or any Controlled Subsidiary other than the Customer Bonds."

         (c) In connection with the change of Schedule 6.27 to the Agreement effected by Section 4(a) of this Amendment No. 1 and the surrender of the lease for the property at Didsbury, Manchester, UK on March 11, 1998, the last sentence of Section 6.12(d) of the Agreement is hereby amended to read in its entirety as follows:

         "In connection with the preparation of the Closing Financial Statements, (i) if any of



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         the actions required to be taken pursuant to Section 1.8(a) shall not have been taken prior to the Closing Financial Statements Date, Wang shall cause such actions to be taken effective as of the date such actions should have been taken pursuant to Section 1.8(a), (ii) Wang shall cause all repair costs capitalized by Olsy North America, Inc. not previously reversed and expensed to be reversed and expensed and
         (iii) Wang shall increase the restructuring fund for empty spaces on the books and records of Olsy and the Controlled Subsidiaries by 200,000,000 Italian lira."

         5. Certain Schedules to the Olivetti Disclosure Schedule. Attached hereto are Schedules 4.14(b) (ix) for Italy, 4.15(b) (i) (aa), 4.15(b) (i) (cc) and 4.20 for Hong Kong, Germany, Netherlands and Rest of the World to the Olivetti Disclosure Schedule which, respectively, supersede Schedules 4.14 (b)
(ix) for Italy, 4.15 (b) (i) (aa), 4.15(b) (i) (cc) and 4.20 for Hong Kong, Germany, Netherlands and Rest of the World included in the Olivetti Disclosure Schedule at signing.

         6. Indemnification for Approval of Statutory Reports. In addition to the indemnification pursuant to Section 7.2(a) or 10.2(a) of the Agreement, Olivetti shall indemnify Wang, Olsy and the Controlled Subsidiaries and the directors of Olsy and the Controlled Subsidiaries against and hold them harmless from any Loss suffered or incurred by any of them for or on account of or arising from or in connection with the approval of the "statutory reports" for the year ended December 31, 1997.

         7. Intercompany Funded Debt. Olivetti hereby represents and warrants to Wang that, except for the Unsettled Amount (as defined below), all amounts owed by Olivetti or any Olivetti Affiliate, on the one hand, to Olsy, Olsy Japan, Olsy Brazil or any Controlled Subsidiary, on the other hand, or vice versa, arising out of loans from one to the other have been paid or otherwise extinguished resulting in a single amount owing from Olsy to Olivetti of 48,300,000,000 Italian lira (the "Olsy Payable"), which includes a net unsettled amount of approximately 600,000,000 Italian lira (the "Unsettled Amount") owing from Olsy to Olivetti. By no later than April 15, 1998, Olivetti shall deliver to Wang a complete accounting and reconciliation of the foregoing from December 31, 1997 to the Closing Date. By not later than April 15, 1998, the Unsettled Amount shall be settled and neither Olivetti or any Olivetti Affiliates, on the one hand, nor Wang, Olsy, Olsy Japan, Olsy Brazil or any Controlled Subsidiary, on the other hand, shall dispute the settlement of any part thereof. By not later than March 23, 1998, Wang shall cause Olsy to pay Olivetti an amount, in cash in immediately available funds, equal to the Olsy Payable less the amounts payable by Olivetti or an Olivetti Affiliate pursuant to Sections 6.5(c) or (d) of the Agreement.


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         8. Cash Leakage. The definition of "Cash Leakage" in Section 6.14(d) of the Agreement is hereby amended to read in its entirety as follows:

         "The term "Cash Leakage" means the use of cash (decrease in cash) due to dividends and equity distributions, or payments and loans out of the ordinary course of business as prohibited and not otherwise waived pursuant to Section 6.1 for the period beginning on January 1, 1998 and ending on the Closing Date (as if such Section 6.1 applied throughout such period); provided that any such use of cash is not captured in the Closing Tangible Equity Value and provided that any loan or purchased asset made other than in the ordinary course of business and not approved in writing by Wang shall be transferred to Olivetti free of charge other than any related expense of transfer."

         9. Miscellaneous. The "s" at the end of the word "Sections" and the words and numbers "and 5-1402" in the parenthetical in the first sentence of
Section 12.6 of the Agreement are hereby deleted. The Closing is occurring on, and the Closing Date is, March 17, 1998. All references to the Agreement in the documents being delivered at the Closing shall be deemed to be to the Agreement as amended by this Amendment No. 1.

         10. Agreement in Full Force and Effect. The Agreement, as amended by this Amendment No. 1, shall remain in full force and effect.





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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be signed by their duly authorized officers as of the date above written.

                                         WANG LABORATORIES, Inc.

Attest:                                   By    /s/ David Goulden
                                            ------------------------------------
                                         Name:      David Goulden
                                         Title:     Senior Vice President
/s/ Attestor
-------------
Title:

                                         WANG NEDERLAND BV

Attest:                                  By  /s/ Albert A. Notini
                                            ------------------------------------
                                         Name:   Albert A. Notini
                                         Title:  Director

/s/ Attestor
------------
Title:
                                         ING. C. Olivetti & C. S.P.A.

Attest:                                  By:  /s/ Corrado Ariado
                                            ------------------------------------
                                         Name:    Corrado Ariado
                                         Title:   Attorney-on-fact


/s/ Attestor
-------------
Title:

                                         OLIVETTI SISTEMAS E SERVICIOS
                                         LIMITADA

Attest:                                  By:  /s/ Corrado Ariado
                                            ------------------------------------
                                         Name:    Corrado Ariado
                                         Title:   Attorney-in-fact

/s/ Attestor
------------
Title:

                                         OLIVETTI DO BRASIL S.A.

Attest:                                  By  /s/ Marino Bonamico
                                            ------------------------------------
                                         Name:   Marino Bonamico
                                         Title:  Attorney-in-fact

/s/ Attestor
------------
Title:



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